Exhibit 16.1

October 12, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 12, 2018, of TEGNA Inc. and are in agreement with the statements contained in section (a), paragraphs 1, 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP